Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Employment Agreement dated as of January 1, 2018 (the “Agreement”) by and between Randall J. Scott (the “Employee”) and Rare Element Resources, Inc., a Wyoming corporation (the “Company”) is made and entered into effective as of June 27, 2022 (the “Amendment Effective Date”).

RECITALS

WHEREAS, the Employee and the Company are party to the Agreement, pursuant to which the Employee serves as the President and Chief Executive Officer of the Company; and

WHEREAS, the Employee intends to retire from the Company, and the parties mutually desire to arrange for the retirement to be under certain terms and conditions intended to provide for a smooth transition of the Employee’s duties and responsibilities to the Employee’s successor.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1.Section 1.1 of the Agreement is hereby amended by adding the following sentence at the end of Section 1.1:

“Until the earlier of (x) the Retirement Date (as defined below), or (y) the CEO Succession Date (as defined below), the Employee shall continue to fully execute  the responsibilities, duties, and authority attendant to his position as described in this Section 1.1;  and the Employee shall perform such succession planning and transition activities as are reasonably requested by the Board, including, but not limited to, using reasonable efforts to ensure a smooth transition of his duties to the successor Chief Executive Officer or other officers of the Company.”

2.Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“2.Period of Employment.  The Employee shall be employed in the position set forth above as of the Effective Date and shall continue in such position until the earliest of (i) December 31, 2022 (the “Retirement Date”), (ii) the date on which the Employee’s successor as Chief Executive Officer commences employment with the Company (the “CEO Succession Date”), or (iii) the date the Employee’s employment is terminated by either the Company or the Employee pursuant to Section 7 of the  Agreement.”

3.  Section 7 of the Agreement is hereby amended by adding a new Section 7.6 which shall read as follows:

“7.6Retirement.  Unless earlier terminated pursuant to Section 7, the Employee’s employment with the Company shall end on the earlier of (i) the Retirement Date or (ii) the CEO Succession Date, as set forth in Section 2.  Upon such termination pursuant to this Section 7.6, the Company shall pay or provide to the Employee the Accrued Obligations and, subject to the Employee’s execution of  the Consulting Agreement substantially in the form attached as Exhibit A to this Amendment, and provided the Employee executes the Release in accordance with Section 7.8 below, the Company shall also pay to Employee a severance payment equal to one year of the Employee’s Base Salary as in effect on the date of termination. Such amount shall be paid in a lump sum no later than the thirtieth (30th) day after the earlier of the CEO Succession Date or the Retirement Date.

4.Sections 7.6, 7.7 and 7.8 of the Agreement are hereby renumbered to Sections 7.7, 7.8 and 7.9, respectively and all references to Sections 7.6, 7.7 and 7.8 in the Agreement shall be read as references to Sections 7.7, 7.8 and 7.9, respectively.
5.Section 7.8 of the Agreement (as renumbered pursuant to Section 4 of this Amendment) is hereby amended by replacing the words “Section 7.2 or Section 7.3” by “Section 7.2, Section 7.3 or Section 7.6.”
6.The remainder of the Agreement shall be unamended and shall continue in full force and effect.
7.The Employee acknowledges and agrees that neither the entering into this Amendment nor any of the terms of this Amendment shall constitute a Good Reason to terminate the Employee’s employment with the Company.
8.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.

[Signature Page to Follow]

2

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment effective as of the date first above written.

THE COMPANY

RARE ELEMENT RESOURCES, INC.

By:/s/ Gerald Grandey

Name: Gerald W. Grandey
Title: Chairman

THE EMPLOYEE

/s/ Randall J. Scott
Randall J. Scott

[Signature Page to First Amendment to Employment Agreement]

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective as of [●], 2022 (the “Effective Date”), by and between Randall J. Scott (the “Consultant”) and Rare Element Resources, Inc., a Wyoming corporation (the “Company”).

RECITALS

WHEREAS, the Consultant, the former Chief Executive Officer of the Company, retired effective [●], 2022 pursuant to that certain Employment Agreement between the Company and the Consultant dated January 1, 2018, as amended on June 27, 2022 (the “Employment Agreement”);

WHEREAS, the Company intends to engage the Consultant to perform certain consulting services for the Company following the Consultant’s retirement; and

WHEREAS, the parties desire to enter into this Agreement in order to incorporate the agreed upon terms and conditions of the Consultant’s consulting services.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	Consulting Services.

a.Consulting Services.

i.Consulting Services.  This Agreement shall commence on the Effective Date and continue until December 31, 2027 unless terminated as provided in Section 1(c) of this Agreement (the “Consulting Term”). During the Consulting Term, the Consultant shall render consulting services to the Company on such projects as the Chairman of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer may reasonably request, and Consultant shall reasonably agree, related to the businesses of the Company (collectively, the “Consulting Services”). In addition, the Consulting Services during the Consulting Term shall include providing executive transition services to the Company, periodic advice and counseling to the Chief Executive Officer, and transferring knowledge with respect to legacy items, and may additionally include advising and assisting on such other matters as may be requested by the Board or the Chief Executive Officer from time to time.

ii.Independent Contractor Status.  The parties understand and intend that the Consulting Services shall be performed by the Consultant as an independent contractor, and that to the extent the Consultant is performing services on behalf of the Company he is not doing so an employee of the Company.  The manner of and means by which the Consultant performs his obligations hereunder are to be determined by the Consultant in his reasonable discretion.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each instance, he has received the prior written approval of the Company to so assume, obligate, or bind the Company.

iii.When and Where Consulting Services are Performed.  The Consultant shall be solely responsible for determining when and where the Consulting Services are to be performed, provided that such determination meets the requirements of the projects assigned by the Company.  There shall be no set hours during which the Consulting Services must be performed, and the Consultant shall not keep set hours.

iv.No Tools or Training.  The Company shall not provide tools or training to the Consultant.  The Company may permit the Consultant to purchase or retain certain tools that the Consultant received prior to retirement, such as equipment in the Consultant’s home used in the course of the Consultant’s employment along with his cellular telephone, although the Consultant shall determine whether or not to use such items in the course of performing Consulting Services hereunder.

v.Freedom to Contract.  The parties acknowledge that the retention of the Consultant by the Company under this Agreement is non-exclusive, and that the Consultant is expressly free to perform services for other parties while performing the Consulting Services for the Company, subject to compliance with any restrictive covenants set forth in this Agreement, the Employment Agreement, or the General Release of Claims, if applicable.

vi.Licenses, Permits, Similar Items.  The Consultant shall obtain and keep current, at the Consultant’s own expense, all permits, certificates, and licenses necessary for the Consultant to perform the Consulting Services.

vii.Insurance.  The Consultant shall be solely responsible for all of his own insurance (and the insurance of anyone working on behalf of the Consultant) and shall at all times maintain such types and amounts of insurance coverage (including automobile/liability insurance) as is acceptable or required by the Company.  No workers’ compensation insurance or unemployment compensation insurance will be obtained by the Company on behalf of any individual performing Consulting Services for the Consultant pursuant to this Agreement.  The Consultant shall be solely responsible for obtaining unemployment compensation insurance and workers’ compensation insurance for his employees and other service providers (to the extent required), and the Consultant shall be solely responsible for complying with all applicable workers’

compensation and unemployment compensation laws.  The Consultant shall furnish proof of any form of insurance to the Company upon request.  Policies under this paragraph shall be endorsed with a waiver of subrogation.  The Consultant will provide the Company with 30 days of advance written notice of the cancellation of, or a material change to, any insurance required by this paragraph.

viii.Taxes.  No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of the Consultant or any individual performing Consulting Services for the Consultant under this Agreement, except as may be required by law for payments to independent contractors.  The Consultant (and any other individual performing services for the Consultant) shall be responsible for all taxes and similar payments arising out of any activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, social security tax (FICA), self-employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholdings.  The Consultant hereby represents and warrants that he shall timely file all applicable tax returns and shall appropriately include all Consulting Fees and other amounts payable hereunder on such returns and shall timely pay all applicable taxes on such amounts.  The Consultant hereby agrees to indemnify and hold the Company harmless for any taxes, interest or penalties that may be assessed against the Company based in whole or in part on the Consultant’s failure to properly file or pay taxes as required by the preceding sentence.

ix.No Entitlement to Employee Benefits.  Neither the Consultant, nor any of the Consultant’s other employees or service providers, is an employee of the Company, and therefore, they shall not be entitled to employee benefits or perquisites from the Company in respect to the Consulting Services.

b.Remuneration for Consulting Services.

i.Consulting Fees.  During the Consulting Term, as compensation for the Consultant’s performance of the Consulting Services, the Company agrees to pay the Consultant the following fees (the “Consulting Fees”): (i) $20,125 per month for the period commencing on the Effective Date and ending on December 31, 2022, pro-rated for partial months of service, provided Consultant engages in requested transition related Consulting Services during such period, and (ii) thereafter, at a rate agreed between the Company and the Consultant.

ii.Stock Options.  Notwithstanding anything to the contrary set forth in the  Employment Agreement, or any stock option certificate, award agreement, award notice, stock option plan, or similar agreement between the Company and the Consultant, all stock options granted to the Consultant  pursuant to the Rare Element Resources, Ltd. 2011 Stock Option Plan or otherwise shall remain outstanding and eligible to vest in accordance with their terms during the Consulting Term as if the Consultant had  remained employed by the Company through the Consulting Term.

iii.Reimbursement of Expenses. The Company shall reimburse Consultant for all reimbursable expenses, including pre-approved travel, mileage, meals and other engagement-related expenses at actual cost only with no mark-up. Expenses must be approved by the Company in advance. The Consultant shall neither purchase any equipment necessary to provide the Services which has a cost in excess of $200.00 without the prior written approval from the Company.  All expenses shall be recorded and submitted to the Company on Company provided expense reimbursement request form.

iv.Payment.  The Consultant shall submit monthly invoices and invoice the Company for completed work and reimbursable expenses by the 15th day of the calendar month following the month in which the Consulting Services were performed, and the expenses were incurred.  All invoices must provide a reasonable description of the work performed for the Company, and all requests for reimbursement shall be accompanied by documentation of such expenses in the manner required under the Company’s applicable reimbursement policies for independent contractors as in effect from time to time.  All invoices should be submitted to the Company in accordance with the notice provisions in Section 3(e) of this Agreement or at such other address as is subsequently notified by the Company, in writing, to the Consultant.  Payment will be made within 30 days from the Company’s receipt of invoice.

c.Termination of Consulting Services during Consulting Term.

i.Termination by Company.  The Company may terminate this Agreement upon the occurrence of the following events: (1) the Consultant fails to provide requested transition related services from the Effective Date through December 31, 2022; (2) the Consultant breaches any of the restrictive covenants set forth in the Employment Agreement or this Agreement, or (2) the Consultant disparages the Company or engages in egregious conduct detrimental to the Company.  The Consultant shall be given written notice of any act or event that may support termination above and thirty days to cure any such act or event.

ii.Termination by Consultant.  The Consultant may terminate this Agreement at any time after December 31, 2022 upon 10 days’ written notice.

iii.Death or Disability. This Agreement and the Consulting Term will end upon the death or disability of Consultant. Disability shall be defined under the Company’s then current stock option plan. In the event the Consultant dies or becomes disabled during the Consulting Term, the Consultant’s outstanding stock options, if any, shall expire one year from the date of death or disability of the Consultant. Any stock options which are unvested as of the date of death or disability will not vest.

iv.Effect of Termination.  If the Consulting Services are terminated under Section 1c(i) or 1(c)(ii) of this Agreement, the Company shall have no further obligations under Section 1 hereof other than to pay any Consulting Fees earned as of the date of termination of the Consulting Term.

2.	409A. The payments and benefits provided hereunder are intended to be exempt from the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Consultant for any failure to do so.

3.	Disclosure of Information and Non-Competition

a.Confidential Information.  All materials, data, specifications, plans, inventions, documents, or other information prepared, developed or delivered to the Company or its affiliates, which include General Atomics and its affiliated entities, or obtained by the Consultant or his employees, if any, pursuant to and as a result of this Agreement, or any prior agreement between the parties, shall remain or become the property of the Company. The Consultant shall ensure the confidentiality of all such information deemed non-public, proprietary, or confidential by the Company or its affiliates (“Confidential Information”).  The Consultant shall not disclose to any third party any type of Confidential Information described in this Section 3.a or any other information of any description whatsoever (expressly including any technical process, geological findings or data and property claims and land boundaries) regarding plans, programs, plants, processes, products, costs, equipment, operations, or customers of the Company, its affiliates or their respective clients that may come within the knowledge of the Consultant in the performance of this Agreement, or is known to the Consultant upon entering into this Agreement if obtained through prior consulting or employment, except:

i.Confidential Information which is or becomes part of the public domain other than by acts or omissions of the Consultant; or

ii.Confidential Information which was lawfully in the possession of the Consultant at the time he initially became involved with the Company and was not acquired by the Consultant directly from the Company or any of its employees, affiliates, or contractors or anyone acting directly or indirectly for, or on behalf of, the Company or its affiliates;

iii.Confidential Information which the Consultant is legally compelled by applicable law, by any court, governmental agency, or regulatory authority, or by subpoena or discovery request in pending litigation, but only if, to the extent lawful, the Consultant gives the Company prompt written notice of the fact prior to the disclosure so that the Company may request a protective order or other remedy to prevent or limit such disclosures, and in the absence of such protective order or other remedy, the Consultant may disclose only such portion of the Confidential Information which he is legally obligated to disclose.

b.The Consultant will not, without the prior written consent of the Company, disclose to any third-party information developed or obtained by the Consultant in the performance of this Agreement, or any prior agreement between the parties, except to the extent that such information falls within one of the categories described in Section 3(a)(i), (ii) or (iii) above.

c.In addition, the Consultant acknowledges that from time-to-time additional confidentiality agreements may be imposed due to requirements of customers, consultants or partners of the Company.  The Consultant agrees to sign and abide by any such confidentiality agreements.

d.In the event of a breach or threatened breach by the Consultant of Section 3(a) above, the Company shall be entitled, without the need to provide any form of security, to an injunction restraining the Consultant from disclosing, in whole or in part, any such confidential or technical information, or from rendering any services to any person or entity to whom such confidential or technical information has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant. The Consultant specifically acknowledges and agrees that if he breaches this Section 3, the Company shall be entitled to recover all costs and expenses incurred by it, including reasonable costs, expenses and liabilities, as a result of such breach or in pursuing any available remedy at law or in equity.

e.Non-Competition.  The Consultant will not, either alone or in partnership or jointly or in conjunction with any person, or in any other manner whatsoever, directly or indirectly acquire any interest in any mining or millsite claims or otherwise acquire any interest in minerals, real property, royalties or water within twenty (20) miles from the outside boundaries of any of the properties of the Company.  The Consultant acknowledges that due to the nature of the Company’s business and interest in the properties, the restrictions set out in this section (c) of this provision are necessary and reasonable. Any interest acquired in violation of this Section 3.c shall, at the Company’s request and at no cost to the Company, be conveyed to the Company.

f.Conflicts of Interest and Priority.  The Consultant has disclosed that his engagement is not exclusive to the Company. Notwithstanding the above, the Consultant shall perform the agreed upon Consulting Services timely and to the satisfaction of the Company. Further, the Consultant shall take all precautions to secure confidential treatment of the Company’s information in full adherence to Section 3.a above and shall disclose in writing to the Company any potential real or potential conflicts of interest relating to his engagement by any other company or individual that is in the same or similar geographic or competitive position with the Company or its subsidiaries.  In the event the Company determines, in its sole judgment, that any relationship which the Consultant has, is against the best interests of the Company, the Company has the right to require that the Consultant not engage with the other party for the term of this Agreement.

4.	General Provisions.

a.Governing Law and Jury Trial Waiver.  The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflicts of law.  Each of the parties waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of litigation directly or indirectly arising out of, under or in connection with this Agreement and/or the Consultant’s service with the Company and agree any such dispute shall be settled solely in front of an arbitrator as set forth in Section 3.b below.  Each party certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce this waiver.

b.Arbitration.  Any dispute arising out of or relating to this Agreement, the Consultant’s service with the Company, or the termination of that service or this Agreement shall be resolved by arbitration before a single arbitrator in an arbitration held in Denver, Colorado, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The parties shall mutually agree on an arbitrator, and, in the absence of such agreement, each party shall select one arbitrator, and the two arbitrators shall select the single arbitrator to hear the dispute.  Judgment upon the award rendered by the arbitrator may be entered in the District Court for the City and County of Denver, Colorado, or in federal court in Denver, Colorado.  The arbitrator’s award may be reviewed by a court of competent jurisdiction only to the extent permitted by C.R.S. Section 13-22-223, 9 U.S.C. Section 10 or 9 U.S.C. Section 11, as applicable.  In the event that either party retains or employs an attorney to bring litigation and/or arbitration against the other party to enforce this Agreement, the prevailing party in such litigation and/or arbitration, if any, shall be entitled to an award of reasonable attorneys’ fees and costs from the other party.

c.Interpretation. The titles of the Sections, Subsections, Paragraphs, and Subparagraphs in this Agreement have been inserted for convenient reference only and shall not affect the construction of this Agreement.

d.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision.  If any provision is found to be invalid or unenforceable as written, it shall be deemed modified to the minimum extent necessary to render it valid and enforceable.

e.Survival.  Notwithstanding any provision contained herein to the contrary, the obligations set forth in Sections 2, 3 and 4 shall survive termination of this Agreement.

f.Assignment.  This Agreement may not be assigned by any party without the written consent of the other parties, and any assignment without such consent shall be null and void.  Subject to that limitation, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors, and assigns.

g.Notices.  All notices given under this Agreement shall be in writing.  Any notice may be transmitted by any means selected by the sender.  A notice that is mailed to a party at its address given below, by registered or certified mail, return receipt requested, with all postage prepaid, shall be deemed to have been given and received on the earlier of the date reflected on the return receipt or the third business day after it is posted.  A notice sent by facsimile transmission to a party at its facsimile number given below shall be deemed to have been given and received upon confirmation of transmission by the sender’s facsimile machine.  A notice transmitted by a recognized overnight courier service to a party at its address given below shall be deemed to be given and received on the first business day after it is delivered to the courier.  A notice given by any other means shall be deemed to be given and received only upon actual receipt.  The addresses, email addresses, and facsimile numbers of the parties for notice purposes are as follows:

If to the Consultant:

Randall J. Scott

4 Shining Oak

Littleton, CO 80127

rscott@rareelementresources.com

If to the Company:

Rare Element Resources, Inc.

PO Box 271049

Littleton, CO  80127

Attn: Corporate Secretary

Any party may change his or its address or facsimile number for notice purposes by providing written notice to the other parties.

h.Modification.  No failure by any party to insist upon the strict performance of this Agreement on one or more occasions shall constitute a waiver of any right or remedy hereunder.  This Agreement may be amended, and any right or remedy hereunder may be waived, only in a writing signed by the party against whom the amendment or waiver is asserted.

i.Entire Agreement; Employment Agreement and Other Employment-Related Documents Unaffected.  This Agreement has been entered into in good faith by the parties.  This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof.  For purposes of clarity, except as expressly set forth in this Agreement, nothing herein shall affect in any way the Employment Agreement or any other documents, agreements and plans arising from the prior employment relationship between the Company and the Consultant, or the continuing rights or obligations of both the Consultant and the Company under the Employment Agreement and such other employment-related documents, agreements and plans, including without limitation the confidentiality requirements and restrictive covenants to which the Consultant remains subject pursuant to the employment-related documents.  In entering into this Agreement, none of the parties has made or relied upon any representation or provision not set forth herein.

j.Legal and Tax Advice.  The Consultant acknowledges that the Company has not provided him with any legal and/or tax advice regarding this Agreement, that he has had a reasonable period of time to review and consider this Agreement before signing it, and that he has had an opportunity to discuss this Agreement with his legal counsel and/or tax advisers and has used that opportunity to the extent he wished.

k.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RARE ELEMENT RESOURCES, INC.

By:

Name:

Title:

CONSULTANT

By:

Randall J. Scott